FORM 10f-3
Rule 144A Securities
FUND:   UBS High Yield Relationship Fund
Name of Adviser or Sub-Adviser:  UBS Global Asset Management
1.  Issuer:  Qwest Corp.
2.  Date of Purchase:  6/8/05		3.  Date offering commenced:
6/8/05
4.  Underwriter(s) from whom purchased:  Merrill Lynch
5.  "Affiliated Underwriter" managing or participating in syndicate:
UBS
6.  Aggregate principal amount or number of shares purchased:
 $1,250,000
7.  Aggregate principal amount or total number of shares of offering:
$1,500,000,000
8.  Purchase price (net of fees and expenses):  $100.00
9.Initial public offering price:  $100.00
10.  Commission, spread or profit:  2.75%

The following conditions (A-J) have been satisfied.
a.The securities are sold in an offering exempt from registration under
Section 4(2) of the Securities Act of 1933, Rule 144A or Regulation D.
b.The securities are sold to persons reasonably believed to be
"qualified institutional buyers" ("QIBs").
c.The securities are reasonably believed to be eligible for
resale to other QIBs.
d.The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
e.The securities were purchased at a price not more than the price paid by each other purchaser in the offering or any concurrent offering.
f.The underwriting was a firm commitment underwriting.	YES
g.The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

h.The issuer of the securities and any predecessor has been
in continuous
operation for not less than three years.
i.The amount of such securities purchased by the Fund and all other accounts
over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
j.No Affiliated Underwriter benefited directly or indirectly from the purchase.
Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser
orSub-Adviser participating in a selling syndicate, as applicable.
Approved:			Date: 6/8/05 Print Name: